Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                      Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. TO REDEEM DEBT SECURITIES

NEW YORK, NY - April 7, 2008 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, announced today that it will redeem all $176,115,000 outstanding of its 8.25% Senior Notes due 2013, CUSIP number 690368AF2, dated March 7, 2003.

The redemption date is scheduled for May 15, 2008.  The redemption price is 104.125% of the principal amount of the Notes together with accrued and unpaid interest as of the redemption date.

Details concerning the terms of the redemption are described in a Notice of Redemption that will be mailed to holders of the debentures at least 30 days before the redemption date. Redemption transactions will be handled by Wilmington Trust Company as paying agent. Copies of the Notice of Redemption and additional information related to the procedure for redemption may be obtained from Wilmington Trust Company by calling (302) 636-1000.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact: Jennifer L. Schlueter, Vice President Investor Relations & Corporate Communications at OSG Ship Management, Inc. Telephone: +1 212-578-1634.